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        Goldman, Sachs & Co.                  Donaldson, Lufkin & Jenrette
           85 Broad Street                           277 Park Avenue
      New York, New York 10004                  New York, New York 10172

                          Offer to Purchase for Cash
                    All Outstanding Shares of Common Stock
         (Including the Associated Rights to Purchase Preferred Stock)

                                      of
                        Shorewood Packaging Corporation
                                      at
                             $17.25 Net Per Share

                                      by
                                Sheffield, Inc.
                         a wholly owned subsidiary of

                            Chesapeake Corporation

 THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
        TIME, ON MONDAY, JANUARY 3, 2000, UNLESS THE OFFER IS EXTENDED.

                                                               December 3, 1999

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

  We have been engaged by Sheffield, Inc., a Delaware corporation ("Purchaser") and a wholly owned subsidiary of Chesapeake Corporation, a Virginia corporation ("Chesapeake"), to act as Co-Dealer Managers in connection with Purchaser's offer to purchase all of the outstanding shares of common stock, par value $0.01 per share (the "Common Stock"), including the associated rights to purchase preferred stock (the "Rights" and, together with the Common Stock, the "Shares"), of Shorewood Packaging Corporation, a Delaware corporation (the "Company"), at $17.25 per Share, net to the seller in cash, on the terms and subject to the conditions set forth in the Offer to Purchase, dated December 3, 1999, and the related Letter of Transmittal (which together with any amendments or supplements thereto, collectively constitute the "Offer"). Please furnish copies of the enclosed materials to those of your clients for whom you hold Shares registered in your name or in the name of your nominee.

  Enclosed herewith are the following documents:

    1. Offer to Purchase, dated December 3, 1999;

    2. Letter of Transmittal to be used by stockholders of the Company in accepting the Offer;

    3. A printed form of letter that may be sent to your clients for whose account you hold Shares in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer;

    4. Notice of Guaranteed Delivery;

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    5. Guidelines for Certification of Taxpayer Identification Number on
  Substitute Form W-9; and

    6. Return envelope addressed to Harris Trust and Savings Bank, the
  Depositary.

  The Offer is conditioned upon, among other things: (i) there being validly tendered prior to the expiration of the Offer and not withdrawn a number of Shares which, together with the Shares beneficially owned by Chesapeake and its subsidiaries, including Purchaser, will constitute at least a majority of the outstanding Shares on a fully diluted basis as of the date the Shares are accepted for payment pursuant to the Offer; (ii) the Rights having been redeemed by the Company's Board of Directors (the "Company Board"), or Purchaser otherwise being satisfied in its sole discretion that such Rights are otherwise invalid or inapplicable to the transactions contemplated herein;
(iii) the acquisition of Shares pursuant to the Offer being approved pursuant to Section 203 of the Delaware General Corporation Law ("Section 203") or Purchaser being satisfied in its sole discretion that the provisions of
Section 203 restricting certain business combinations are invalid or inapplicable to the acquisition of Shares pursuant to the Offer and the Proposed Merger (by action of the Company Board, the acquisition of a sufficient number of Shares or otherwise); and (iv) any waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations thereunder and any laws of Canada, the European Union, any member state of the European Union, and any other foreign jurisdictions applicable to the purchase of Shares pursuant to the Offer having expired or been terminated. The Offer is also subject to certain other conditions described in
Section 13 of the Offer to Purchase.

  The Offer is not conditioned upon Chesapeake or Purchaser obtaining financing.

  We urge you to contact your clients promptly. Please note that the Offer and withdrawal rights will expire at 12:00 midnight, New York City time, on Monday, January 3, 2000, unless the Offer is extended.

  In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for such Shares or timely confirmation of the book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility (as defined in Section 2 of the Offer to Purchase) pursuant to the procedures set forth in Section 3 of the Offer to Purchase, (ii) the Letter of Transmittal, or a manually signed facsimile thereof, properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message (as defined in Section 3 of the Offer to Purchase)) and (iii) any other documents required by such Letter of Transmittal. Under no circumstances will interest be paid on the purchase price for Shares, regardless of any extension of the Offer or any delay in making such payment pursuant to the Offer.

  Neither Chesapeake nor Purchaser will pay any fees or commissions to any broker or dealer or other person (other than the Depositary, the Information Agent and the Co-Dealer Managers, as disclosed in the Offer to Purchase) in connection with the solicitation of tenders of Shares pursuant to the Offer. You will be reimbursed upon request for customary mailing and handling expenses incurred by you in forwarding the enclosed offering materials to your clients.

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  Questions and requests for assistance may be directed to the Information
Agent or the Co-Dealer Managers at their respective addresses and telephone numbers set forth on the back cover of the enclosed Offer to Purchase. Requests for additional copies of the enclosed materials may be directed to the Information Agent or the Co-Dealer Managers or to brokers, dealers, commercial banks or trust companies.

                             Very truly yours,

                             Goldman, Sachs & Co.
                             Donaldson, Lufkin & Jenrette Securities Corporation

Enclosures

  NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL RENDER YOU OR ANY OTHER PERSON, THE AGENT OF CHESAPEAKE, PURCHASER, THE CO-DEALER MANAGERS, THE DEPOSITARY OR THE INFORMATION AGENT, OR ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO GIVE ANY INFORMATION OR USE ANY DOCUMENT OR MAKE ANY REPRESENTATION ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFER NOT CONTAINED IN THE OFFER TO PURCHASE OR THE LETTER OF TRANSMITTAL.

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